Exhibit (a)(1)

ELECTROGLAS, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

UNDER THE ELECTROGLAS, INC.

1993 LONG-TERM INCENTIVE PLAN

1997 STOCK INCENTIVE PLAN

2001 NON-OFFICER EMPLOYEE STOCK INCENTIVE PLAN

Any questions or requests for assistance or additional copies of any documents referred to in the Offer to Exchange may be directed to Electroglas, Inc. Attention: Investor Relations, 6024 Silver Creek Valley Road, San Jose, California 95138, and the telephone number is (408) 528-3000, e-mail clattyak@electroglas.com.

July 16, 2003, as amended on July 31, 2003 and August 8, 2003

ELECTROGLAS, INC.

OPTION EXCHANGE PROGRAM

TENDER OFFER STATEMENT

“OFFER TO EXCHANGE”

Offer to exchange certain options issued under the 1993 Long-Term Incentive Plan, 1997

Stock Incentive Plan and 2001 Non-Officer Employee Stock Incentive Plan for a lesser number of new options to be granted at least six months and one day from the cancellation of the surrendered options (the “Offer”)

The Offer and withdrawal rights expire at 9:00 p.m. Pacific Time on August 12, 2003,

unless this Offer is extended by Electroglas, Inc.

Offer. Electroglas, Inc. (referred to herein as “Electroglas,” “we” or the “Company”) is offering eligible employees the opportunity to make a one-time election to cancel certain outstanding grants of stock options (the “Current Options”) under the Electroglas, Inc. 1993 Long-Term Incentive Plan (the “1993 Plan”), the Electroglas, Inc. 1997 Stock Incentive Plan (the “1997 Plan”) and the Electroglas, Inc. 2001 Non-Officer Employee Stock Incentive Plan (the “2001 Plan”) for a lesser number of new options (the “Replacement Options”) to be granted at least six months and one day from the date of cancellation of the Current Options. We are making this Offer upon the terms and subject to the conditions described in this Option Exchange Program Tender Offer Statement (the “Offer to Exchange”). We currently expect to grant the Replacement Options no earlier than February 16, 2004. Participation in the Offer is voluntary. To participate in the Offer, an Eligible Employee (as defined below) must cancel all unexercised option shares within a single option grant and must properly tender Current Options prior to 9:00 p.m. Pacific Time on August 12, 2003, unless we extend the period of time the Offer is open (the “Expiration Date”).

Eligible Employees. The Offer is open to all of Electroglas’ existing employees and the employees of Electroglas’ subsidiaries as of the Expiration Date who hold eligible stock options except for (1) executive officers of the Company, (2) employees hired after January 1, 2003 and (3) employees located in non-U.S. jurisdictions where the Company determines that the application of local rules and regulations make the grant of Replacement Options impractical (the “Eligible Employees”). Members of our Board of Directors are not eligible to participate in the Offer. As of June 30, 2003, we had non-U.S. employees with eligible options in China, France, Germany, Singapore and Taiwan (the “Participating Countries”).

To participate, an employee must be employed by Electroglas or one of its subsidiaries on the date the Replacement Options are granted.

Termination of Employment. Eligible Employees who terminate employment for any reason, whether voluntarily or involuntarily, after the Expiration Date and prior to the date on which

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Replacement Options are granted will not receive a grant of Replacement Options or any other consideration or payment for the cancellation of their Current Options.

Exchange Ratios. We selected various option exchange ratios based on the exercise price of the Current Options. The exchange ratios were determined in a manner designed to be value neutral. We will not issue any Replacement Options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional number of shares, we will round down to the nearest whole share on a grant-by-grant basis. Except with respect to the exchange of options granted less than six months and one day prior to the commencement of the Offering Period (as defined below) (the “Six Months Prior Options”), the table below shows the number of shares of our common stock subject to the Current Option that an Eligible Employee must exchange to receive a Replacement Option to purchase one share of common stock, based on the exercise price of the Current Option:

Tier	Exercise Price	Exchange Ratio
(Replacement to Current)
1	$5.00 - $9.99	1.00 : 1.25
2	$10.00 - $14.99	1.00 : 2.00
3	$15.00 - $19.99	1.00 : 3.00
4	$20.00 and Above	1.00 : 4.00

If an Eligible Employee is required to exchange Six Months Prior Options, the Six Months Prior Options will be replaced at a 1.00 to 1.25 exchange ratio.

Offering Period. Eligible Employees will be given at least twenty (20) U.S. business days during which to accept the Offer (the “Offering Period”). The Offering Period begins on July 16, 2003 and we currently expect it to end at 9:00 p.m. Pacific Time on August 12, 2003.

Current Options Eligible for Exchange. To be eligible for the Offer, Current Options must (1) be held by an Eligible Employee and (2) except in the case of Six Months Prior Options, have an exercise price equal to at least $5.00 per share. Six Months Prior Options (i.e., those granted after January 14, 2003) must be exchanged, regardless of their exercise price, if an Eligible Employee wishes to exchange any other Current Options.

Cancellation Date. If an Eligible Employee properly tenders some or all of his or her eligible Current Options for exchange and we accept his or her tender, the Eligible Employee’s tendered Current Options will be cancelled no later than the first business day following the Expiration Date (the “Cancellation Date”). The Offering Period is presently scheduled to expire on August 12, 2003, and we expect the Cancellation Date to be August 13, 2003.

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Grant Date. The Replacement Options will be granted on a date that is at least six months and one day from the Cancellation Date (the “Grant Date”). Assuming we do not extend the Expiration Date, we presently expect the Grant Date to be no earlier than February 16, 2004.

Exercise Price of Replacement Options. All Replacement Options will be granted with an exercise price equal to the closing price of our common stock on the Grant Date, which will be at least six months and one day from the Cancellation Date.

Vesting of Replacement Options. The Replacement Options will vest over an eighteen-month period with twenty five percent vesting on the Grant Date and an additional twenty five percent vesting on each six-month anniversary of the Grant Date. This means that all Replacement Options will be twenty five percent vested at the time of grant, regardless of whether the options exchanged were partially or wholly vested.

Term of Replacement Options. Except with respect to Six Months Prior Options, which will maintain their original term, each Replacement Option will have a term of three years, starting from the Grant Date.

Other Terms and Conditions of Replacement Options. Except as set forth herein, the Replacement Options will be governed by the terms and conditions of the 2001 Plan and the option agreement. In certain countries outside the United States, the Replacement Options may for legal and/or administrative reasons be subject to different rules than the rules applicable to related Current Options. See “The Offer,” Sections 14 to 18.

No Recommendation. Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should participate in the Offer. You must make your own decision. We cannot guarantee that the Replacement Options will have a lower exercise price than the Current Options.

Recent Trading Price. Our common stock is traded on the Nasdaq National Market under the symbol “EGLS.” On July 15, 2003, the closing sale price of our common stock as reported by the Nasdaq National Market was $2.25. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Current Options. See “The Offer,” Section 7.

How to Obtain More Information. You should direct questions about the Offer or requests for assistance to the Company’s Human Resource Department, via e-mail, at bstrong@electroglas.com or by telephone at (408) 528-3116. Please note that the Human Resources Department will be conducting employee meetings regarding the Offer during the month of July. These meetings are intended to answer any outstanding questions you may have about the Offer or these materials.

This Offer is not conditioned upon a minimum aggregate number of options being tendered for exchange. This Offer is subject to certain terms and conditions set forth in this Offer to Exchange.

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This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission or any state or non-U.S. securities commission nor has the U.S. Securities Exchange Commission or any state or non-U.S. securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

IMPORTANT

If you wish to tender your Current Options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or otherwise deliver it and any other required documents to us at Electroglas, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, U.S.A. Attn: Human Resources Department, facsimile no. (408) 528-3550. Note that delivery by electronic mail will not be accepted. We must receive all of the required documents by 9:00 p.m. Pacific Time on August 12, 2003, unless the Offer is extended. Late forms will not be accepted—no exceptions.

The decision to participate in the Offer is an individual one that should be based on a variety of factors, and you should consult with your own personal advisors if you have any questions about your financial or tax situation.

We have not authorized any person to make any recommendation on our behalf as to whether you should participate in the Offer. You should rely only on the information contained in this document or other information to which we have referred you and the information provided by representatives of the Human Resources Department. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or other information to which we have referred you and the information provided by representatives of the Human Resources Department. If any other person makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Nothing in this document shall be construed to give any person the right to remain in the employ of Electroglas or one of its subsidiaries or to affect the right of Electroglas or its subsidiaries to terminate the employment of any person at any time with or without cause to the extent permitted under applicable law and under any employment agreement, including prior to the Grant Date of the Replacement Options. Nothing in this document should be considered as a contract or guarantee of wages, compensation or severance payments.

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TABLE OF CONTENTS

The Offer		1
1.	Eligible Employees.	1
2.	Number of Options; Expiration Date.	1
3.	Purpose of this Offer.	3
4.	Procedures for Participating in the Offer.	5
5.	Withdrawal Rights.	6
6.	Acceptance of Options for Exchange and Issuance of Replacement Options.	7
7.	Price Range of Common Stock Underlying the Options.	8
8.	Source and Amount of Consideration; Terms of Replacement Options.	9
9.	Information About Electroglas, Inc.	12
10.	Interests of Directors and Executive Officers: Transactions and Arrangements Concerning the Current Options and Our Common Stock.	14
11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.	15
12.	Legal Matters; Regulatory Approvals.	16
13.	Material U.S. Federal Income Tax Consequences.	16
14.	A Guide to Issues in China.	18
15.	A Guide to Issues in France.	18
16.	A Guide to Issues in Germany.	20
17.	A Guide to Issues in Singapore.	21
18.	A Guide to Issues in Taiwan.	25
19.	Extension of Offer; Termination; Amendment.	26
20.	Fees and Expenses.	27
21.	Additional Information.	27
22.	Certain Risks of Participating in the Offer.	28
23.	Miscellaneous.	30

Schedule A—Conditions of this Offer

Schedule B—Information Concerning the Directors and Executive Officers of Electroglas, Inc.

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THE OFFER

1. Eligible Employees.

Employees are “Eligible Employees” only if they: (i) are employed by Electroglas or one of its subsidiaries on the date the Offering Period begins and ends; (ii) hold at least one eligible option on the date the Offering Period begins; and (iii) remain an employee of Electroglas or one of its subsidiaries through the Grant Date of the Replacement Options. Even if the preceding criteria are met, the following people are not “Eligible Employees”: (1) the Company’s executive officers; (2) employees hired after January 1, 2003 and (3) employees located in non-U.S. jurisdictions where the Company determines that the application of local rules and regulations make the grant of Replacement Options impractical. In addition, members of the Company’s Board of Directors are not eligible to participate in the program. As of June 30, 2003, we had non-U.S. employees with eligible options in the following “Participating Countries”: China, France, Germany, Singapore and Taiwan.

Certain individuals employed in the People’s Republic of China who are providing services to Electroglas or one of its subsidiaries and who would, but for the laws of such country, otherwise be classified as employees are considered employees of Electroglas or one of its subsidiaries solely for purposes of this Offer.

2. Number of Options; Expiration Date.

Only options granted under the 1993 Plan, the 1997 Plan and the 2001 Plan are eligible to be exchanged in the Option Exchange Program. Subject to the terms and conditions of this Offer to Exchange, we will exchange certain Current Options held by Eligible Employees under the 1993 Plan, the 1997 Plan and the 2001 Plan for Replacement Options to purchase common stock under the 2001 Plan.

If you are eligible and choose to participate, you may only elect to exchange options (the terms “option” or “options” refer to an entire option grant) that have an exercise price at least equal to $5.00 per share. That is, you must tender all or none of the unexercised option shares within a single option grant. If you so elect to participate, you will automatically be deemed to have also elected to tender for exchange all options granted to you after January 14, 2003, which we refer to herein as “Six Months Prior Options,” regardless of exercise price.

The Replacement Options will be granted on a date that is at least six months and one day from the Cancellation Date. Assuming we do not extend the Expiration Date, we presently expect the Grant Date of the Replacement Options to be no earlier than February 16, 2004.

The Offer is subject to the terms and conditions described in this Offer to Exchange. We will only accept tendered options that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offering Period expires on the Expiration Date.

Your participation in the Option Exchange Program is voluntary. If you properly tender your eligible Current Options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer and your continued employment with the Company or a subsidiary of the Company, you will be entitled to receive that number of Replacement Options determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 2001 Plan.

Other than for Six Months Prior Options, the table below shows the number of shares of our common stock subject to a Current Option that you must exchange to receive a Replacement Option to purchase one share of common stock, based on the exercise price of the Current Option:

Tier	Exercise Price	Exchange Ratio
(Replacement to Current)
1	$5.00 - $9.99	1.00 : 1.25
2	$10.00 - $14.99	1.00 : 2.00
3	$15.00 - $19.99	1.00 : 3.00
4	$20.00 and Above	1.00 : 4.00

If an Eligible Employee is required to exchange Six Months Prior Options, the Six Months Prior Options will be replaced at a 1.00 to 1.25 exchange ratio.

We will not issue any Replacement Options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional number of shares, we will round down to the nearest whole share on a grant-by-grant basis.

The Replacement Options will be issued under the 2001 Plan. The terms and conditions of a Replacement Option will be similar to the tendered option it replaces, except that the Replacement Option will generally have a new exercise price, grant date, vesting schedule and term, and will cover a fewer number of shares of our common stock. Also, in certain countries other than the United States, the Replacement Options may be subject to different terms and conditions than the tendered options they replace. See “The Offer,” sections 14-18.

The term “Expiration Date” means 9:00 p.m. Pacific Time on August 12, 2003, unless and until we, in our discretion, extend the Offering Period, in which event the term “Expiration Date” refers to the latest time and date at which this Offer, as so extended, expires. See Section 19 of “The Offer” for a description of our rights to extend, delay, terminate and amend this Offer.

If we decide to take any of the following actions, we will notify you of such action in writing after the date of such action:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be tendered for exchange in this Offer; or

(c) we increase the number of options eligible to be tendered for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase.

For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

As of June 30, 2003, options to purchase an aggregate of 1,178,317 shares of our common stock were eligible for exchange under this Offer.

3. Purpose of this Offer.

We issued the options outstanding under the 1993 Plan, the 1997 Plan and the 2001 Plan to motivate and reward our employees and the employees of our subsidiaries and to encourage their continued employment. As a result of the extreme volatility in our industry and a steep decline in our stock price in 2001 and 2002, we have many stock options outstanding with exercise prices significantly higher than the current stock price. We believe these options are unlikely to be exercised in the foreseeable future and therefore are no longer effectively providing the employee motivation and retention that they were intended to provide. By making this Offer to exchange Current Options for Replacement Options that will have an exercise price equal to the market value of our common stock on the Grant Date, we intend to provide Eligible Employees with the benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for Eligible Employees and thereby maximize stockholder value.

Although we anticipate that the Replacement Options will have a lower exercise price than the Current Options, we cannot guarantee that this will be the case. Because there will be at least six months and one day between the date Current Options are cancelled and the date the Replacement Options are granted, you are subject to the risk that the market price of our stock will increase such that your Replacement Options could have a higher exercise price than your Current Options.

If, after the expiration of the Offering Period but prior to the grant of the Replacement Options, you change your place of residence to a country other than the United States and Participating Countries, you may not have a right to any Replacement Options that would have been granted to you on the Grant Date and you will not have a right to any stock options that were previously cancelled. In some countries other than the United States and Participating Countries, the application of local rules may prohibit or make impractical the grant of

Replacement Options. The Company will determine, in its sole discretion, whether or not you reside in a non-U.S. jurisdiction where the application of local rules prohibit or make impractical the grant of Replacement Options.

We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors and that could significantly affect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the Replacement Options, our stock price could increase (or decrease) and the exercise price of the Replacement Options could be higher (or lower) than the exercise price of the Current Options you elect to have cancelled as part of this Offer. The exercise price of any Replacement Options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the Grant Date, as determined under the 2001 Plan. You will be at risk of any increase in our stock price during the period prior to the Grant Date for these and other reasons.

If we are merged into another entity after your tendered Current Options are accepted for exchange and cancelled, but before the Replacement Options are granted, the Board of Directors will make it a condition of the transaction that, if a participant’s service as an employee with the Company or one of its subsidiaries is not interrupted from the date of the transaction through the date the Replacement Options were scheduled to be granted, the successor entity will either (a) grant the participant reasonably equivalent options to acquire stock of the successor entity or its parent on the date the Replacement Options would have been granted or (b) provide the participant with participation in a reasonably equivalent cash incentive program.

However, the successor entity may, as part of the merger, decide to terminate some or all of our employees prior to the grant of Replacement Options under the Option Exchange Program. In the event the successor entity terminates your employment before the Replacement Options are granted, you will not receive Replacement Options, nor will you receive any other consideration for your Current Options that were cancelled.

Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us, other than any such transaction previously disclosed by Electroglas;

(b) any purchase, sale or transfer of a material amount of our assets, other than any such purchase, sale or transfer previously disclosed by Electroglas;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present Board of Directors or management, other than a change to the number of directors or to fill any existing board vacancies;

(e) any other material change in our corporate structure or business;

(f) our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of a material number of our securities or the disposition of a material number of our securities, other than shares of our common stock that we may repurchase pursuant to our Stock Repurchase Program; or

(j) any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

Neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

4. Procedures for Participating in the Offer.

Proper Tender of Options. To validly tender your options pursuant to this Offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at Electroglas, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, U.S.A. Attention: Human Resources Department by 9:00 p.m. Pacific Time on August 12, 2003. Absolutely no late forms will be accepted—no exceptions.

If you do not submit your election form to us by 9:00 p.m. Pacific Time on August 12, 2003, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original exercise price and with their original terms and conditions.

THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. SINCE THE LETTER OF TRANSMITTAL NEEDS TO BE DULY EXECUTED, ONLY FACSIMILE, MAIL OR HAND DELIVERY, BUT NOT ELECTRONIC MAIL, WILL BE CONSIDERED PROPER DELIVERY. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. THE REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXPIRATION DATE. A POSTMARK PRIOR TO THE EXPIRATION DATE WILL NOT ENSURE TIMELY DELIVERY.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We also reserve the right to waive any of the conditions of this Offer or any defect or irregularity in any election with respect to any particular options or any particular option holder in which case such waiver shall apply equally with respect to all options or option holders. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to tender options for exchange pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 5 below and our acceptance of your tendered options in accordance with Section 6 below. Our acceptance of the options that you elect to tender for exchange pursuant to this Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer to Exchange.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the Expiration Date all properly elected options that have not been validly withdrawn.

5. Withdrawal Rights.

Once you have elected to exchange any or all of your eligible Current Options, you can only withdraw your tendered options in accordance with the provisions of this Section 5.

You can withdraw your tendered options at any time before 9:00 p.m. Pacific Time on August 12, 2003 (the “Expiration Date”). If the Expiration Date is extended by us beyond that time, you can withdraw your elected options at any time until the extended expiration of this Offer.

If your employment with us or our subsidiaries terminates prior to the Expiration Date, your tender will automatically be withdrawn. Since your tendered Current Options will automatically be withdrawn, you will not receive any Replacement Options in exchange for your Current Options. You may exercise the vested portion of any Current Options that you had tendered for exchange in accordance with their terms. The vested portion of your Current Options will generally be exercisable for ninety (90) days following your last day of employment.

To validly withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must be submitted to us at Electroglas, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, U.S.A. Attention: Human Resources Department. The notice of withdrawal must specify your name, the grant date, exercise price and total number of option shares subject to each option to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal (although you may re-elect to tender options previously withdrawn), and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4.

Neither Electroglas nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. SINCE THE LETTER OF TRANSMITTAL NEEDS TO BE DULY EXECUTED, ONLY FACSIMILE, MAIL OR HAND DELIVERY, BUT NOT ELECTRONIC MAIL, WILL BE CONSIDERED PROPER DELIVERY. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. THE REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXPIRATION DATE. A POSTMARK PRIOR TO THE EXPIRATION DATE WILL NOT ENSURE TIMELY DELIVERY.

6. Acceptance of Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this Offer, and as promptly as practicable following the expiration of the Offering Period, we will accept for exchange and cancel options properly tendered for exchange and not validly withdrawn before the Expiration Date. Promptly after the expiration of the Offering Period, you will receive a letter confirming that your options have been accepted for exchange and cancelled and summarizing your rights as a participant in the exchange program, including the number of shares of our common stock your Replacement Options will entitle you to purchase.

Replacement Options will be granted at least six months and one day from the date we cancel the options accepted for exchange. We currently expect the Grant Date to be no earlier than February 16, 2004.

If we accept options that you tender for exchange in this Offer, you will be ineligible until after the replacement Grant Date to receive any additional stock option grants for which you may have otherwise been eligible. We believe that this restriction will allow us to avoid incurring a compensation expense against our earnings because of accounting rules that could apply to these interim option grants. We do not anticipate making any Company-wide option grants until after the replacement Grant Date.

If you do not remain an employee of Electroglas or one of its subsidiaries from the date we accept and cancel the options you surrendered for exchange through the date we grant the Replacement Options, you will not receive any Replacement Options and you will not receive any other consideration for your surrendered options, even if your surrendered options were fully or partially vested.

Therefore, if you leave the employ of Electroglas or one of its subsidiaries voluntarily, involuntarily, or for any other reason after the cancellation of the options you tendered for exchange and before your Replacement Options are granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to the options that would have been granted on the replacement Grant Date. Also, if you change your place of residence to a country other than the United States and Participating Countries after the cancellation of the options you tendered for exchange and before your Replacement Options are granted, you will not have a right to any stock options that were previously cancelled and you may not have a right to any Replacement Options that would have been granted on the Grant Date.

For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly tendered for exchange and not properly withdrawn, when we cancel such options. We will provide a notice to you following the cancellation of your validly tendered options. Subject to our rights to extend, terminate and amend this Offer, we currently expect that you will receive your Replacement Options, as well as the new option agreements related thereto, promptly after the replacement Grant Date.

7. Price Range of Common Stock Underlying the Options.

Our common stock is quoted on the Nasdaq Stock Market’s National Market under the symbol “EGLS”. The following table sets forth, for the periods indicated, the high and low sales prices for Electroglas’ common stock as reported by the Nasdaq National Market:

	High	Low
2003 Fiscal Year
Quarter Ending September 27, 2003 (through July 15, 2003)	$2.25	$1.35
Quarter Ended June 28, 2003	$2.55	$0.83
Quarter Ended March 29, 2003	$1.75	$0.85

2002 Fiscal Year
Quarter Ended December 31, 2002	$2.94	$0.90
Quarter Ended September 28, 2002	$10.05	$1.37
Quarter Ended June 29, 2002	$18.20	$9.21
Quarter Ended March 30, 2002	$18.35	$14.26

2001 Fiscal Year
Quarter Ended December 31, 2001	$16.14	$11.50
Quarter Ended September 29, 2001	$18.00	$11.75
Quarter Ended June 30, 2001	$18.12	$14.00
Quarter Ended March 31, 2001	$20.50	$14.00

As of July 15, 2003, the closing price of our common stock, as reported by the Nasdaq National Market, was $2.25 per share.

We recommend that you obtain current market quotations for our common stock before deciding whether to elect to tender your options for exchange.

8. Source and Amount of Consideration; Terms of Replacement Options.

Consideration. We will issue Replacement Options, subject to applicable laws and regulations, to purchase common stock under the 2001 Plan in exchange for the eligible Current Options properly tendered and cancelled in the Offer by us, subject to the terms set forth in this Offer to Exchange.

The number of shares underlying the Replacement Options to be granted in exchange for tendered Current Options that are accepted for exchange and cancelled will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 2001 Plan.

Except with respect to Six Months Prior Options, the table below shows the number of shares of our common stock subject to a Current Option that you must exchange to receive a Replacement Option to purchase one share of common stock, based on the exercise price of the Current Option:

Tier	Exercise Price	Exchange Ratio
(Replacement to Current)
1	$5.00 - $9.99	1.00 : 1.25
2	$10.00 - $14.99	1.00 : 2.00
3	$15.00 - $19.99	1.00 : 3.00
4	$20.00 and Above	1.00 : 4.00

If you are required to exchange Six Months Prior Options, the Six Months Prior Options will be replaced at a 1.00 to 1.25 exchange ratio.

We will not issue any Replacement Options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional number of shares, we will round down to the nearest whole share on a grant-by-grant basis.

The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits instead of stock options or any right of continued employment.

Terms of Replacement Options. As a condition to the issuance of the Replacement Options we will enter into new option agreements with each option holder who has elected to exchange options in this Offer. The Replacement Options will be subject to the terms of the 2001 Plan and the option agreement. The terms of the Replacement Options are expected to be similar to the related Current Options cancelled in the exchange, except that (i) the Replacement Options will be granted on a date that is at least six months and one day from the date the tendered options are cancelled; (ii) the Replacement Options shall vest over an eighteen-month period with twenty five percent vesting on the Grant Date and an additional twenty five percent vesting on each six-month anniversary of the Grant Date; (iii) the exercise price of the Replacement Options will be the closing price of our common stock on the Grant Date; (iv) with the exception of Six Months Prior Options, the Replacement Options will have a term of three years; and (v) the number of shares underlying the Replacement Options will be determined as described above. Also, in certain countries other than the United States, the Replacement Options may be subject to different terms and conditions than the tendered options they replace. See “The Offer,” sections 14 to 18.

The following terms will apply to Six Months Prior Options, except to the extent necessary to comply with non-U.S. laws or to be eligible for favorable non-U.S. tax treatment: (1) the options shall vest over an eighteen-month period with twenty five percent vesting on the Grant Date and an additional twenty five percent vesting on each six-month anniversary of the Grant Date; and (2) the options will have the same term as the Current Options they are replacing. For example, if you have a Six Months Prior Option with a ten-year term that you elect to exchange and, at the time the Replacement Option is granted, one year has passed since you received the original grant, the Replacement Option will have a term of nine years.

The terms and conditions of your Current Options are set forth in the applicable stock option plan and the stock option agreement you entered into in connection with each grant. The description of the Replacement Options set forth herein is only a summary of some of the material provisions but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2001 Plan. Information regarding the 2001 Plan may be found in the S-8 Registration Statement and related prospectus prepared by us in connection with the 2001 Plan. You can obtain a copy of the 2001 Plan and the related prospectus by request to Investor Relations, 6024 Silver Creek Valley Road, San Jose, California 95138, telephone (408) 528-3000, e-mail clattyak@electroglas.com.

Exercise. You may exercise the vested portion of your Replacement Options at any time after the Grant Date but prior to the date the Replacement Option expires. Generally speaking, you will have ninety (90) days from the effective date of your termination to exercise any vested portion of your Replacement Options, as set forth in the 2001 Plan and the stock option agreement related thereto. If your employment with Electroglas or its subsidiaries terminates due to death or disability, you (or your estate in the event of your death) will have at least twelve (12) months from the effective date of your termination to exercise any vested portion of your Replacement Options, as set forth in the 2001 Plan and the stock option agreement related thereto.

Payment of Exercise Price. You may exercise your options, in whole or in part, by following the procedures established by the Company’s designated broker with respect to the payment of the exercise price. Subject to restrictions in some foreign jurisdictions, the permissible methods of payment of the option exercise price generally are the following:

delivery of an exercise notice together with irrevocable instructions to the broker to deliver promptly to the Company the amount of sale proceeds required to pay the exercise price;

tender of shares of Company common stock, which, if acquired from the Company, have been owned by the option holder for no less than six months, having a fair market value on the date of exercise equal to the aggregate exercise price; or

a combination of the foregoing methods.

If you are working in a non-U.S. jurisdiction, please carefully review the information contained in Sections 14 to 18 below, which contain disclosures with respect to payment of the exercise price for employees in China, France, Germany, Singapore and Taiwan.

Change of Control. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of our Company, all of shares subject to each outstanding option under the 2001 Plan shall become vested and exercisable.

Tax Consequences of Options. You should refer to Section 13 for a discussion of U.S. federal tax consequences of accepting or rejecting this Offer to tender certain Current Options in exchange for Replacement Options. You should refer to the relevant tax disclosure discussion under Sections 14 to 18 for a discussion of the tax and legal consequences of participating in this Offer if you are subject to tax or other laws in China, France, Germany, Singapore and Taiwan.

While you may rely on the discussion in Section 13 regarding the material U.S. federal income tax consequences of accepting or rejecting this Offer to tender certain Current Options in exchange for Replacement Options, we recommend that you consult your own tax advisor with respect to your particular tax and legal consequences of participating in this Offer under the laws of the country or countries in which you are subject to tax or other laws.

Registration of Option Shares. All shares of common stock issuable upon exercise of options under the 2001 Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the U.S. Securities Act of 1933 on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Electroglas, Inc., you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

Important note: the statements in this Offer to Exchange concerning the 2001 Plan and the Replacement Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2001 Plan and form of stock option agreement under the 2001 Plan. Please contact Investor Relations to receive a copy of the 2001 Plan, prospectus or form of stock option agreement.

9. Information About Electroglas, Inc.

Prober Business

Electroglas is a supplier of semiconductor manufacturing equipment to the global semiconductor industry. Our primary product line is automated wafer probing equipment. In conjunction with automated test systems from other suppliers, our semiconductor manufacturing customers use our wafer probers to test semi-conduction wafers for quality and to improve their productivity and control their processes, optimizing manufacturing efficiency.

A wafer prober successively positions each die on the wafer so that the electrical contact points, or pads, on the die align under and make contact with probe pins, which are located on a probe card mounted on the wafer prober. The probe card, which is generally custom made by other suppliers for the specific device being tested, is connected to a test system, also supplied by other suppliers, which performs the required parametric or functional test. Parametric testing is performed during the wafer fabrication process, referred to as “in-line testing,” and at the completion of the wafer fabrication process, referred to as “end-of-line testing,” to measure electrical parameters that verify the reliability of the wafer fabrication process. Functional testing is performed after the completion of wafer fabrication to identify devices that do not conform to particular electrical specifications or performance criteria. This process is typically called “wafer sort.” Wafers often go through several wafer probing steps during the manufacturing process.

Automatic wafer probers are primarily used during this “wafer sort” process, which occurs after the fabrication steps are completed and before the separation and packaging of each individual device. Wafer probers are also increasingly used during in-line parametric testing. In-line testing requires special equipment features such as cleanroom compatibility and low-noise electrical measurement capability, as tests are carried out during the fabrication process. This testing is done to verify the quality of the manufacturing process while wafers are in an unfinished state where corrective action can occur. A small number of probers are also used for research and development, and quality and process control applications.

There is a trend for semiconductor manufacturers to contract with other companies to perform their wafer sort operations. These contract test companies, typically called “test houses,” perform the wafer testing service and often provide assembly and packing services as well.

A semiconductor manufacturer typically purchases wafer probers when outfitting a new wafer fabrication facility or expanding an existing facility. Wafer probers are also purchased to replace equipment in response to major changes in technology such as larger wafer sizes and greater device complexity. A semiconductor fabrication facility typically requires 20 to 80 probers to meet testing requirements on a timely basis. A test house may require hundreds of wafer probe systems to support the testing requirements of the companies that contract with them.

Electroglas is headquartered in San Jose, California and maintains offices in Oregon, Germany, France, Taiwan, Singapore and the Peoples’ Republic of China.

Recent Sale of Software Product Lines and Discontinuance of Wafer Inspection Products

In the past, in addition to our wafer prober business we have been involved in the development, manufacture, marketing, and servicing of semiconductor wafer inspection products and process management software products. As of December 2002, we were organized into three operating divisions, the Prober Products Division, or PPD, Inspections Products Division and EGsoft. In January 2003, we reorganized the three operating divisions into one consolidated business unit combining the resources of all three divisions. Consistent with our strategy to refocus our efforts on our core business, wafer probing technology, in June 2003 we discontinued our wafer inspection products and in July 2003 we sold certain software product lines.

Electroglas common stock is traded on The Nasdaq Stock Market under the symbol EGLS. Electroglas’ website is located at www.Electroglas.com.

The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 are incorporated herein by reference. See “Additional Information” under Section 21 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

Set forth below is selected summary financial information relating to us for the periods indicated. The consolidated statements of operations for our fiscal years ended December 31, 2002 and 2001 and consolidated balance sheet data as of December 31, 2002 and 2001 have been derived from our audited consolidated financial statements incorporated herein by reference.

	Years Ended December 31,
	2002	2001
	(In thousands, except for per share data)
Consolidated Statements of Operations Data:
Net Sales	$57,135	$84,662
Net income (loss)	$(73,631)	$(58,069)
Diluted net income (loss) per share	$(3.49)	$(2.78)
Shares used in basic calculations	21,068	20,910

	Years Ended December 31,
	2002	2001
	(In thousands, except for Employees)
Balance Sheet and Other Data:
Total assets	$173,180	$213,871
Total liabilities	$65,135	$34,055
Stockholders’ equity	$108,045	$179,816
Total employees	469	635

Ratio Of Earnings To Fixed Charges

The following table sets forth the ratio of our earnings to fixed charges (including our subsidiaries) for the three months ended March 31, 2003 and each of the years 2002 through 1998.

2003	2002	2001	2000	1999	1998
(1)	(1)	(1)	14x	8.3x	(1)

The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings.” “Fixed charges” consist of interest expense, including amortization of debt issuance costs, and the portion of rental expense deemed to represent interest. “Earnings” consist of income from continuing operations before income taxes plus fixed charges.

(1) We would have had to generate additional earnings for the three months ended March 31, 2003 and the years ended December 31, 2002, 2001, and 1998 of $23.2 million, $77.8 million, $41.6 million, and $34.2 million, respectively to achieve a ratio of 1:1.

10. Interests of Directors and Executive Officers: Transactions and Arrangements Concerning the Current Options and Our Common Stock.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule B.

As of June 30, 2003, our executive officers and directors as a group (ten (10) persons) beneficially owned options outstanding under the 1993 Plan, the 1997 Plan and the 2001 Plan to purchase a total of 1,879,112 shares of our common stock, which represented approximately 48% of the shares subject to all options outstanding as of that date. The options held by our non-employee directors and our executive officers are not eligible to be tendered in the Offer.

The following table sets forth the beneficial ownership of our executive officers and directors of options outstanding as of June 30, 2003.

Name	Number of Options to Purchase Common Stock
Timothy Boyle	186,985
Thomas Brunton	137,000
Robert Frankenberg	57,500
Mel Friedman	50,000
Jeffrey Hintzke	170,356
Conor O’Mahony	256,022
John Osborne	60,000

Edward Saliba	12,500
Wayne Woodard	222,087
Curt Wozniak	726,662

The following is a list of the stock and stock option transactions involving our executive officers and directors during the sixty (60) days prior to and including June 30, 2003:

Mel Friedman	Received a stock option to acquire 10,000 shares under the 1997 Plan on May 20, 2003.

Edward Saliba	Received a stock option to acquire 12,500 shares under the 1997 Plan on May 20, 2003.

11. Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Options we acquire pursuant to this Offer will be cancelled no later than the first business day following the Expiration Date, and the shares of common stock subject to those options will be returned to the pool of shares available for the grant of new options and for issuance of shares upon the exercise of new options under their respective option plan. To the extent such shares are not fully reserved for issuance upon exercise of the Replacement Options to be granted in connection with this Offer, the shares will be available for future awards to directors, employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq Stock Market or any other securities quotation system or stock exchange on which our common stock is then quoted or listed.

We believe that Electroglas will not incur any compensation expense solely as a result of the transactions contemplated by this Offer because:

•	we will not grant any Replacement Options until at least six months and one day from the date that we accept and cancel options elected for exchange; and

•	the exercise price of all Replacement Options will equal the market value of the common stock on the date we grant the Replacement Options, as determined under the 2001 Plan.

If we were to grant any options to any option holder who elects to participate in the Offer before the scheduled replacement Grant Date, our grant of those additional options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to such additional options is equal to or less than the number of the option holder’s Current Options elected for exchange and to the extent the per share exercise price of such options is less than the per share exercise price of the options elected for exchange by such holder. In this event, we would be required to record as a compensation expense the amount by which the market value of the shares subject to the additional options exceeds the exercise price of those shares. Similarly, we would be required to reverse such compensation expense by the amount (if any) by which the market value of the shares subject to the additional options decreases. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the additional options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the additional options.

12. Legal Matters; Regulatory Approvals.

We are not a party to any material legal proceedings relating to or affecting this Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of Current Options and issuance of Replacement Options as contemplated by this Offer to Exchange. If any approval or other action by any government, or governmental, administrative or regulatory authority or agency, domestic or foreign, is required for the issuance of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to issue new options for options tendered for exchange is subject to conditions, including the conditions described in Schedule A.

If we are prohibited by applicable laws or regulations from granting Replacement Options on a specified date that is at least six months and one day from the date that we cancel the eligible Current Options accepted for exchange, in which period we currently expect to grant the Replacement Options, we will either not grant any Replacement Options or delay the grant of Replacement Options, in our sole discretion. If any such prohibition arises, we will use reasonable efforts to effect the grant, but if the grant is prohibited we will not grant any Replacement Options or we will delay the grant. If the grant of Replacement Options is prohibited you will not receive any other consideration for the options that you tendered for exchange.

13. Material U.S. Federal Income Tax Consequences.

The following is a discussion of the material U.S. federal income tax consequences of the exchange of options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

If you exchange Current Options for Replacement Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the Grant Date of the Replacement Options, you will not be required to recognize additional income for federal income tax purposes. The Replacement Options will be non-qualified stock options.

While you may rely on the discussion below regarding the material U.S. federal income tax consequences of the exchange of options under the offer, we recommend that you consult your own tax advisor with respect to your particular federal, state and local tax consequences of participating in this Offer.

If you are subject to tax laws outside the United States, the information contained in this summary may not be applicable to you. You are advised to review the country specific disclosures below and to consult with an appropriate professional advisor as to how the tax or other laws of the countries in which you reside and/or are subject to tax (or other laws) apply to your specific situation.

U.S. Federal Income Tax Consequences of Non-qualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.

If you exchange shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares exchanged, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

14. A Guide to Issues in China.

The following is a summary of the tax consequences of the cancellation of eligible Current Options in exchange for the grant of Replacement Options for individuals subject to tax in China. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible Current Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option and Sale of Shares

Due to legal restrictions in China, you must use the cashless sell-all method of exercise, whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. The difference between the fair market value of the shares on the date of exercise and the exercise price will be subject to income tax. In addition, you may also be subject to social insurance contributions on this amount.

Withholding and Reporting

Your employer will be required to withhold and report for income tax purposes when you exercise your Replacement Option. Your employer may also be required to withhold for social insurance purposes, although this result is not certain. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Legal Restrictions on Replacement Option

Due to legal restrictions in China, you must use the cashless sell-all method of exercise to exercise your Replacement Option.

15. A Guide to Issues in France.

The following is a summary of the tax consequences of the cancellation of eligible

Current Options in exchange for the grant of Replacement Options for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible Current Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to income tax and social insurance contributions on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be characterized as salary income.

Sale of Shares

When you sell the shares purchased upon exercise, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares at exercise. You will be taxed at the rate of 26% (16%, plus 10% additional contributions). This tax applies only if the aggregate gross proceeds that you (including your spouse and children under the age of 18) receive from all sales of stock during a calendar year exceed a certain indexed amount, currently set at €15,000 for 2003.

If the sale proceeds are less than the fair market value of the shares at the time of exercise, you will realize a capital loss. Such capital loss can be offset against capital gains realized from the sale of securities during the year in which you sold the shares and/or during the ten following years. Capital loss cannot be offset against other types of income (such as salary).

Withholding and Reporting

Your employer is not required to withhold income tax as a result of your participation in the Offer (including when you exercise your Replacement Option), provided that you are a French tax resident. However, because the spread at exercise will be considered salary income, your employer is required to report the spread on its annual declaration of salaries (which is filed with the tax and labor authorities) and on your monthly pay slip. In addition, your employer will withhold and pay all applicable social security contributions at the time you exercise your Replacement Option. You are responsible for reporting on your personal income tax return and paying any and all income tax due as a result of your participation in the Offer (i.e., spread at exercise and gain on sale of shares).

Exchange Control Information

You may hold shares purchased under the Replacement Option outside of France provided you declare all foreign accounts, whether open, current, or closed, on your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

16. A Guide to Issues in Germany.

The following is a summary of the tax consequences of the cancellation of eligible Current Options in exchange for the grant of Replacement Options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible Current Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise your Replacement Option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to social insurance contributions on this amount to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you

may be able to deduct the lesser of: (i) €154; and (ii) 50% of the value of the shares per calendar year from the taxable amount because this income results from the purchase of stock in your employer’s parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

You will not be subject to tax when you subsequently sell shares provided you own the shares for at least 12 months, do not own 1% or more of the Company’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you purchased the shares as an employee). If you are subject to tax upon sale, you will be subject to tax on one-half of the gain (calculated as the sale proceeds less the fair market value of the shares at exercise) as capital gain, less one-half of the sales related expenses. Furthermore, you will be subject to tax only if your total capital gain exceeds €512 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise your the Replacement Option. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. In addition, it is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the purchase or sale of Electroglas shares, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must report your holding annually in the unlikely event that you hold shares representing 10% or more of the total or voting capital of the Company.

17. A Guide to Issues in Singapore.

The following is a summary of the tax consequences of the cancellation of eligible Current Options in exchange for the grant of Replacement Options for individuals subject to tax in Singapore. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You may be subject to tax as a result of the exchange of an eligible Current Option for the right to a Replacement Option because the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of an existing right. In practice, the IRAS is likely to disregard the “release” of the option and simply tax the Replacement Option upon exercise. However, this result is not certain.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

Assuming you are not taxed when the eligible Current Option is cancelled, when you exercise the Replacement Option, you will likely be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price unless you are eligible for an exemption or deferral as discussed below. You will not likely be subject to Central Provident Fund contributions on the spread.

Company Employee Equity-Based Remuneration Scheme (“CEEBR Scheme”)1

You may be able to claim a tax exemption on the first S$2,000 of the spread per year and 25% of the remaining spread per year subject to a total exemption of S$1 million over a 10-year period beginning in the year you exercise your option. To take advantage of this tax exemption, the vesting provisions of your Replacement Option must be as follows:

(a) where the exercise price is equal to at least the fair market value of the underlying shares on the date of grant, the option may not be exercised within one year of the grant of the option; and

(b) where the exercise price is less than the fair market value of the underlying shares on the date of grant (i.e., discounted option), the option may not be exercised within two years of the grant of the option.

In addition, the CEEBR Scheme must be offered to at least 50% of the Singapore company’s employees.

You should consult your tax advisor to determine if you qualify for this exemption in whole or in part (i.e., the portion, if any, of the Replacement Option vesting one year or more

[1]	Formerly called the “Company Stock Option Scheme”

after the Grant Date).

Qualified Employee Equity-Based Remuneration (“QEEBR Scheme”)2

You may also be able, in certain circumstances, to defer the tax due at exercise under the QEEBR Scheme on the portion of the spread, if any, that was not exempt from tax under the CEEBR Scheme. To take advantage of the QEEBR, the vesting provision of your Replacement Option must meet the requirements stated above for the CEEBR Scheme. You should consult with a tax advisor to determine if you qualify for this deferral in whole or in part. If you think that you qualify, you should apply to the IRAS for the deferral. If you qualify for deferral under the QEEBR Scheme, you will accrue interest on the deferred tax as explained below.

To qualify for tax deferral under the QEEBR Scheme, you must satisfy the following conditions:

(a) you are employed in Singapore at the time the option is exercised;

(b) the option was granted to you by the company for whom you are working at the time of exercise of the option or an associated company of that company;

(c) the tax payable on the QEEBR gains is not borne by your employer; and

(d) the minimum vesting periods that are applicable to CEEBR Schemes (discussed above) must be met.

You will not qualify for the QEEBR Scheme if:

(a) you are an undischarged bankrupt;

(b) IRAS records show that you are a delinquent taxpayer; or

(c) the tax deferred under the QEEBR Scheme is less than S$200.

You should consult your tax advisor to determine if you qualify for the QEEBR Scheme in whole or in part (i.e., the portion, if any, of the Replacement Option vesting one year or more after the Grant Date).

If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time of filing your income tax return for the Year of Assessment (“YOA”) (i.e., the year in which option is exercised and the spread would be subject to tax unless deferred). You must submit to the IRAS the Application Form for Deferment of Tax on Gains from the QEEBR, together with your employer’s certification on the Application Form that the QEEBR is properly qualified and your tax returns.

[2]	Formerly called the “Qualified Employee Stock Option Plan Scheme”

The maximum deferral period is five years starting from January 1 after the YOA. Subject to the maximum of five years, an employee can choose to defer the payment of the tax on the QEEBR gains for any period of time.

The interest charge on the deferred tax will commence one month after the date of assessment (i.e., the date you exercise the option). The interest rate chargeable will be pegged to the average prime rate of the Big Three Banks offered on April 15 of each year and interest will be computed annually based on said rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due on the expiration of the deferral period. You may settle the deferred tax earlier in one lump sum.

Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately:

(a) in the case of a foreign employee (including a Singapore permanent resident), when you

(i) terminate your employment in Singapore and leave Singapore;

(ii) are posted overseas; or

(iii) leave Singapore for any period exceeding three months;

(b) when you become bankrupt; and

(c) when you die (the deferred tax would be recovered from your estate).

Sale of Shares

If you acquire shares at exercise, you will not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.

Withholding and Reporting

Your employer is not generally required to withhold income tax or Central Provident Fund contributions with respect to the exchange, grant of the Replacement Option, exercise of the Replacement Option or upon the sale of shares. However, if you are not a Singaporean citizen or permanent resident of Singapore and you are about to cease employment or leave Singapore, special withholding rules will apply to you and you should consult with your tax advisor.

Even though your employer is not generally required to withhold taxes, your employer will prepare a Form IR8A each year stating the salary or benefits paid to you during the year. This will include the value of the shares which you acquire pursuant to exercise. Your employer will provide this Form IR8A to you. It is then your responsibility to report and pay all applicable taxes due.

Additional Reporting Requirements

If you are a director, associate director or shadow director of a Singapore affiliate of Electroglas, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Electroglas or any related companies. Please contact Electroglas to obtain a copy of the notification form. You must also notify the Singapore affiliate when you sell shares of Electroglas or any related company (including when you sell shares acquired under the exchange program) or if you participate in the Offer. These notifications must be made within two days of acquiring or disposing of any interest in Electroglas or any related company. In addition, a notification must be made of your interests in Electroglas or any related company within two days of becoming a director.

18. A Guide to Issues in Taiwan.

The following is a summary of the tax consequences of the cancellation of eligible Current Options in exchange for the grant of Replacement Options for individuals subject to tax in Taiwan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible Current Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

You will not be subject to tax when you exercise your Replacement Option.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax when you subsequently sell the shares.

Withholding and Reporting

Your employer is not required to withhold or report income tax or social insurance contributions as a result of the exchange, new grant or exercise of the Replacement Option or the sale of shares. It is your responsibility to report and pay applicable taxes, if any.

19. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether any event set forth in the attached Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension, no later than 9:00 a.m. Eastern Time on the next business day after the expiration of the Offering Period, to the option holders eligible to participate in the exchange.

We also expressly reserve the right, in our judgment, prior to the Expiration Date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange. In the event such termination or withdrawal of the Offer occurs prior to the Expiration Date, we will release the options tendered for exchange promptly after termination or withdrawal of the Offer and the options you previously tendered for exchange will continue to be subject to their original terms.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Notice of any amendment to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in the consideration offered for the options or a change in the number of options eligible for exchange in this Offer, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action in writing after the date of such notice:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be elected for exchange in this Offer; or

(c) we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase.

If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first sent or given in the manner specified in Section 19 of this Offer to Exchange, we will extend the Offer so that the Offer is open at least 10 business days following the sending or giving of notice.

20. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer to Exchange.

21. Additional Information.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this Offer to Exchange and the election form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a) Electroglas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 28, 2003 (Commission File No. 000-21626).

(b) Electroglas, Inc.’s definitive Proxy Statement for our 2003 Annual Meeting of Stockholders, filed with the SEC on April 16, 2003.

(c) Electroglas, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 12, 2003 (Commission File No. 000-21626).

(d) Electroglas, Inc.’s Registration Statements on Form S-8 (File No. 333-67712) (registering shares to be issued under the 2001 Non-Officer Employee Stock Incentive Plan), filed with the SEC on August 16, 2001.

(e) Electroglas, Inc.’s Registration Statements on Form S-8 (File No. 333-103160) (registering shares to be issued under the 2001 Non-Officer Employee Stock Incentive Plan), filed with the SEC on February 13, 2003.

(f) The description of Electroglas, Inc.’s common stock, par value $.001 per share, set forth in Electroglas, Inc.’s registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such descriptions.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference rooms at 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol “EGLS” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006

We will also provide, without charge, to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: Electroglas, Inc., Attention: Investor Relations, 6024 Silver Creek Valley Road, San Jose, California 95138, U.S.A or by telephoning us at (408) 528-3000 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time. The materials are also available on our website at www.Electroglas.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Electroglas, Inc. should be read together with the information contained in the documents to which we have referred you.

22. Certain Risks of Participating in the Offer.

Participation in the Offer involves a number of potential risks, including those described below. This section briefly highlights the material risks. Eligible Employees should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read this Offer to Exchange carefully before deciding to participate in the Offer. The list of risks does not include certain risks that may apply to Eligible Employees who are subject to the laws of non-U.S. jurisdictions. We urge those employees to read the sections in this Offer to Exchange discussing tax consequences in various countries, as well as the other documents listed above, and to consult with an investment and tax advisor as necessary before deciding to participate in this Offer.

If our stock price increases after the date your tendered Current Options are cancelled, your cancelled Current Options might have been worth more than the Replacement Options that you will receive in exchange for them.

For example, if you cancel a Current Option with a $6.50 exercise price, and Electroglas’ common stock appreciates to $8.00 per share when the Replacement Options are granted, your Replacement Option will have a higher exercise price than your Current Option and represent the right to purchase fewer shares of common stock than your Current Option.

If Electroglas is acquired by or merges with another company, your cancelled Current Options might have been worth more than the Replacement Options that you will receive in exchange for them.

These types of transactions could have substantial effects on the price of our common stock, including potentially substantial appreciation in the price of our stock. Depending on the structure of this type of transaction, tendering Eligible Employees might be deprived of any further price appreciation in the stock associated with the Replacement Options. In addition, in the event of an acquisition of our Company for stock, tendering Eligible Employees might receive Replacement Options to purchase shares of a successor to our Company, where the exercise price of the Replacement Options would be equal to the fair market value of such acquirer’s stock on the Grant Date. Eligible Employees who do not tender in the Offer will have their outstanding Current Options treated in accordance with the terms of the applicable stock option plan and if their Current Options are assumed by the successor to our Company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those Eligible Employees who opted not to participate in this Offer and who instead retained their Current Options.

If your employment terminates after we cancel options tendered for exchange but prior to the grant of the Replacement Options, you will receive neither the Replacement Options nor the return of your cancelled Current Options.

Once your Current Options are cancelled, you will no longer have any rights with respect to these options. Accordingly, if your employment terminates for any reason prior to the grant of the Replacement Options, you will not have the benefit of either the cancelled Current Options or the Replacement Options.

If your employment terminates as part of a reduction-in-force that occurs after we cancel options tendered for exchange but prior to the grant of the Replacement Options, you will receive neither the Replacement Options nor the return of your cancelled Current Options.

If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, our business, operating results, and financial condition may be materially adversely impacted and we may undertake various measures to reduce our expenses including, but not limited to, reductions-in-force of certain of our employees or those of our subsidiaries.

If your employment terminates as a result of an acquisition or merger of Electroglas that occurs after we cancel options tendered for exchange but prior to the grant of the Replacement Options, you will receive neither the Replacement Options nor the return of your cancelled Current Options.

If another company acquires Electroglas, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of Replacement Options under the Stock Option Exchange Program. Termination for this, or any other, reason before the Replacement Options are granted means that you will not receive the Replacement Options, nor will you receive any other consideration for your Current Options that were cancelled.

Tax-Related Risks for Non-U. S. Residents. If you are an Eligible Employee subject to the tax laws of non-U.S. jurisdictions and you take advantage of this Offer, you may be liable for tax and social insurance contributions on the exchange of the Current Options, as well as the difference between the fair market value of the shares underlying the Replacement Option and the exercise price. Additionally, to the extent that your Current Options benefited from favorable tax or social insurance contribution treatment you may lose the ability to claim preferential tax treatment in connection with your Replacement Options. In addition, you may have exchange control reporting obligations associated with the transfer of funds in connection with the exercise of the Replacement Options or the ownership of foreign shares of stock. The summaries of the tax and certain legal implications of the option exchange in China, France, Germany, Singapore and Taiwan set forth in this Offer to Exchange are general in nature and necessarily incomplete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. We therefore strongly recommend you consult with a tax/legal advisor in your own country as to the tax consequences of participating in the Offer. If you are eligible for the Offer because you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other legal, tax and social insurance consequences which may apply to you. You should consult your own advisor to discuss these consequences.

Business-Related Risks. The risk factors relating to Electroglas’ business and prospects included on pages 24 to 28 of our Annual Report on Form 10-K for the year ended December 31, 2002 and pages 21 through 24 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 are incorporated herein by reference. See “Additional Information” under Section 21 for instructions on how you can obtain copies of our SEC reports.

23. Miscellaneous.

This Offer to Exchange and our SEC reports referred to above contain forward-looking statements, which are generally written in the future tense and/or are preceded by words such as “will,” “may,” “should,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan,” or other similar words. Forward-looking statements include statements regarding (1) our gross margins and factors that affect gross margins, such as the costs of raw materials, our ability to absorb manufacturing costs, trends in selling prices, and the sale of previously reserved inventory; (2) our research and development efforts; (3) the commercial success of our new products; (4) trends in future sales; (5) the availability of cash to finance operations; (6) our ability to hold our fixed income investments until maturity; and (7) future economic conditions.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The forward-looking statements contained in this Offer to Exchange and our

SEC reports referred to above are based on information available to us as of the date of such documents and expectations and assumptions that we deem reasonable at the time the statements were made. We do not undertake any obligation to update any forward-looking statements in this Offer to Exchange or in any of our other communications, except as required by law. All such forward-looking statements should be read as of the time the statements were made and with the recognition that these forward-looking statements may not be complete or accurate at a later date.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

Many factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements contained in this Offer to Exchange.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to this Offer. You should rely only on the information contained in this document, in the related election form or other information to which we have referred you and the information provided by representatives of the Human Resources Department. We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this document, in the related election form or other information to which we have referred you and the information provided by representatives of the Human Resources Department. If any other person makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Electroglas, Inc.

July 16, 2003, as amended on July 31, 2003 and on August 8, 2003

SCHEDULE A

CONDITIONS OF THIS OFFER

Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to the limitations set forth below and our reasonable discretion, if at any time on or after July 16, 2003 and prior to the Expiration Date, any of the following events has occurred or has been determined by us to have occurred, regardless of the circumstances giving rise thereto:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of Replacement Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Electroglas or our subsidiaries or affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or affiliates to exchange the options and to do so without having to record a compensation expense in connection with this Offer, or materially impair the contemplated benefits of the Offer to us of having a fewer number of options outstanding and not having to record a compensation expense in connection with this Offer;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange or issue Replacement Options for some or all of the options tendered for exchange; or

(iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Electroglas or our subsidiaries or affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or affiliates to exchange the options and to do so without having to record a compensation expense in connection with this Offer, or materially impair the contemplated benefits of the Offer to us of having a fewer number of options outstanding and not having to record a compensation expense in connection with this Offer;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Electroglas, Inc. or on the trading in our common stock;

(vi) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

(vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on July 16, 2003;

(d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this Offer; or

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before July 16, 2003;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before July 16, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us.

The conditions to this Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them prior to the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

ELECTROGLAS, INC.

The directors and executive officers of Electroglas, Inc. and their positions and offices as of June 30, 2003 are set forth in the following table:

NAME	POSITION WITH THE COMPANY

Curtis S. Wozniak	CEO and Chairman of the Board

Thomas E. Brunton	CFO, Vice President, Administration, Treasurer and Secretary

Timothy Boyle	Vice President and Chief Technology Officer

Jeffrey R. Hintzke	Vice President, Marketing

Conor P. O’Mahony	Vice President, Worldwide Customer Service

Wayne E. Woodard	Vice President, Engineering and Manufacturing

Robert J. Frankenberg	Director

Mel Friedman	Director

John F. Osborne	Director

Edward M. Saliba	Director

The address and telephone number of each director and executive officer is: c/o Electroglas, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, U.S.A, (408) 528-3000.